Sub-Item 77M: Mergers

Hartford SmallCap Value HLS Fund

Hartford SmallCap Value HLS Fund, a series of Hartford HLS Series Fund II, Inc., merged into Hartford MidCap Value HLS Fund, a series of Hartford Series Fund, Inc., on July 30, 2010.  No shareholder vote was required.